EXHIBIT 99.2

GBT Announces Presentation of Six Studies at ASH Supporting Voxelotor Sickle Cell Disease (SCD) Program

-- Highlights Include Compassionate Access Case Studies, Pediatric Pharmacokinetic Data and Burden of Care Data --

-- Company Plans to Announce Top-Line Data from Part A of Phase 3 HOPE Study in First Half of 2018 --

-- Company to Host Investor Webcast Today, Monday, December 11,
at 8:15 p.m. ET/5:15 p.m. PT to Discuss SCD Program --

SOUTH SAN FRANCISCO, Calif., Dec. 11, 2017 (GLOBE NEWSWIRE) -- Global Blood Therapeutics, Inc. (GBT) (NASDAQ:GBT) today announced results from six data presentations, including a case study of seven patients with severe sickle cell disease (SCD) who were treated with voxelotor (previously called GBT440) through single-patient compassionate access. The data were presented in oral and poster sessions during the 59th American Society of Hematology (ASH) Annual Meeting & Exposition at the Georgia World Congress Center in Atlanta.

“SCD is a global healthcare problem that creates a tremendous burden to individuals and their families suffering from this disabling inherited blood disorder. We are hopeful that we can bring relief to SCD patients, their families and healthcare providers through our development of voxelotor as an oral, once-daily, potential disease-modifying treatment for children and adults living with SCD,” said Ted W. Love, M.D., president and chief executive officer of GBT. “We continue to evaluate the efficacy and safety of voxelotor in a broad range of patients, currently in those patients who are age six and above, and those with severe disease and comorbidities. To date, voxelotor has been well tolerated and active across all populations and dosing durations. We expect to announce top-line data from Part A of the Phase 3 HOPE Study in the first half of 2018.”

Results of Compassionate Access Case Study of Patients with Severe SCD
Lanetta Bronté, M.D., M.P.H., M.S.P.H., founder and chief health officer of the Foundation for Sickle Cell Disease Research in Hollywood, Fla., presented results from seven adult SCD patients with severe anemia and multiple co-morbidities who were not eligible to participate in GBT’s ongoing Phase 3 HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study (abstract #3545). These patients, four women and three men, age 22 to 67, were provided voxelotor for six to 17 months through single-patient compassionate access and monitored over 24 weeks at Dr. Bronté’s center. Results showed:

  Improvements in multiple clinically important endpoints, including hemoglobin levels, daily pain, hospitalizations for vaso-occlusive crisis (VOC), transfusions, depression and overall well-being.
  Hemoglobin values rose in all patients, with the increase exceeding 1 g/dL in 5 of 7 patients.
  Hospitalizations for VOC, the conventional measure of SCD pain, fell by 67 percent during 24 weeks of voxelotor treatment compared with the 24-week period immediately before treatment was initiated (9 vs 28, respectively), corroborating patient reports of improved well-being and quality of life.
  The number of transfusions decreased by 60 percent during 24 weeks of voxelotor treatment compared with the 24-week period immediately before treatment initiation (13 vs 33, respectively). Of the six patients who received transfusions prior to voxelotor, two received no transfusions after treatment.
  Improvements in blood oxygenation were observed in all four patients that had low room air oxygen saturations at baseline, and the two patients who were oxygen-dependent prior to treatment initiation no longer required continuous supplemental oxygen during 24 weeks of voxelotor treatment.
  Two patients died while receiving voxelotor under compassionate access. Both had multiple co-morbidities and advanced organ injury prior to initiation of treatment (e.g., chronic kidney disease, hepatic dysfunction, iron overload), and the treating physicians concluded that voxelotor did not contribute to either death.
  Voxelotor was well tolerated for up to 17 months at a dose of 900 mg with no discontinuations, and no voxelotor-related serious adverse events occurred.

“Patients with severe SCD, who often suffer life-threatening complications, are refractory to conventional therapy and thus are very difficult to manage because treatment options are extremely limited,” said Dr. Bronté. “We are grateful that these seven patients at our center were able to receive voxelotor through compassionate access and are so pleased with the clinical improvements we saw on meaningful endpoints.”

Compassionate access is an option facilitated by the U.S. Food and Drug Administration (FDA) to make available, prior to regulatory approval, investigational medicines for the treatment of serious or life-threatening diseases or conditions for which there are no ongoing clinical trials and there is a lack of satisfactory therapeutic alternatives. Voxelotor is an investigational treatment and controlled clinical trials are needed to confirm the clinical benefits and safety seen in the case study of seven patients.

Additional Voxelotor Study Findings
New interim results from the ongoing Phase 2a HOPE-KIDS 1 Study in pediatric patients with SCD confirmed the pharmacokinetic (PK) properties of voxelotor in pediatric patients age 6 to 11 that had previously been observed in adolescents and adults (abstract #980). Results from six patients who received a single oral dose of voxelotor 600 mg showed that it was well tolerated, with no treatment-related adverse events reported. The PK exposure and half-life was similar to that seen in adults, and voxelotor exposures in children were generally higher than those observed in adults and adolescents. Additionally, using a model that combined data from adults, adolescents and children, the researchers concluded that a weight-based dosing approach in children could achieve similar exposure levels to the doses of voxelotor currently being investigated in the Phase 3 HOPE Study in SCD patients age 12 and older.

Results of a preclinical study of GBT1118, an analog of voxelotor, demonstrated that it reduced VOCs in an animal model of SCD (abstract #3516). These results support the potential for hemoglobin modifiers to improve sickling, vaso-occlusion and microvascular blood flow in patients with SCD, thus potentially modifying both the acute and chronic complications of the disease.

Additionally, a patient case study evaluating the impact of voxelotor on unconjugated bilirubin and jaundice was published in the December 8, 2017, supplemental volume of Blood (abstract #4779).

Results of Studies Evaluating Burden of SCD in United States
SCD presents a huge burden to individuals and to the U.S. healthcare system and new therapies are urgently needed, as underscored by findings from three claims analyses presented at ASH supported by GBT.

Among patients with SCD, most experience a constant baseline level of low- to moderate-intensity pain, and unpredictable episodes of severe intense pain (i.e., VOCs). For treatment of VOCs, opioids are the recommended treatment, and many patients require long-term opioid therapy to achieve adequate pain relief. After conducting an analysis of opioid utilization patterns, researchers concluded that negative perception of opioid use may result in delayed or inadequate treatment for SCD patients and, consequently, new treatments that decrease both acute and chronic pain are needed (abstract #130).

A second analysis highlighted the critical nature of continued efforts to expand SCD patient access to care (abstract #4660). Specifically, for both commercial and Medicaid patients, access to specialty care was found to be poorest during the transition from pediatric to adult care, leading the study authors to conclude that Medicaid programs focused on SCD are needed.

A third analysis, which assessed the quality of care of children with SCD between 2009 and 2014, concluded that a greater use of transcranial doppler (TCD) imaging to screen for stroke and ophthalmology examinations to assess for retinopathy are needed to ensure patients receive the right treatment and avoid potentially devastating cognitive impairment (abstract #2098).

Investor Webcast Details
GBT will host an investor webcast today, Monday, December 11, 2017, at 8:15 p.m. ET/5:15 p.m. PT to review the data being presented at the ASH Annual Meeting, including new results from GBT’s ongoing Phase 2a HOPE-KIDS 1 Study in adolescents with SCD. The webcast will feature members of GBT’s management team, Dr. Bronté and Dr. Carolyn C. Hoppe, lead investigator of the HOPE-KIDS 1 Study. The webcast will be available live and for replay on GBT's website at www.gbt.com in the Investors section.

About Sickle Cell Disease (SCD)
SCD is a lifelong inherited blood disorder caused by a genetic mutation in the beta-chain of hemoglobin, which leads to the formation of abnormal hemoglobin known as sickle hemoglobin (HbS). In its deoxygenated state, HbS has a propensity to polymerize, or bind together, forming long, rigid rods within a red blood cell (RBC). The polymer rods deform RBCs to assume a sickled shape and to become inflexible, which can cause blockage in capillaries and small blood vessels. Beginning in childhood, SCD patients suffer unpredictable and recurrent episodes or crises of severe pain due to blocked blood flow to organs, which often lead to psychosocial and physical disabilities. This blocked blood flow, combined with hemolytic anemia (the destruction of RBCs), can eventually lead to multi-organ damage and early death.

About Voxelotor in Sickle Cell Disease
Voxelotor (previously called GBT440) is being developed as an oral, once-daily therapy for patients with SCD. Voxelotor works by increasing hemoglobin's affinity for oxygen. Since oxygenated sickle hemoglobin does not polymerize, GBT believes voxelotor blocks polymerization and the resultant sickling of red blood cells. With the potential to restore normal hemoglobin function and improve oxygen delivery, GBT believes that voxelotor may potentially modify the course of SCD. In recognition of the critical need for new SCD treatments, the U.S. Food and Drug Administration (FDA) has granted voxelotor Fast Track, Orphan Drug and Rare Pediatric Disease designations for the treatment of patients with SCD. The European Medicines Agency (EMA) has included voxelotor in its Priority Medicines (PRIME) program, and the European Commission (EC) has designated voxelotor as an orphan medicinal product for the treatment of patients with SCD.

GBT is currently evaluating voxelotor in the HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study, a Phase 3 clinical study in patients age 12 and older with SCD. Additionally, voxelotor is being studied in the ongoing Phase 2a HOPE-KIDS 1 Study, an open-label, single- and multiple-dose study in pediatric patients (age 6 to 17) with SCD. HOPE-KIDS 1 is assessing the safety, tolerability, pharmacokinetics and exploratory treatment effect of voxelotor.

About GBT
GBT is a clinical-stage biopharmaceutical company dedicated to discovering, developing and commercializing novel therapeutics to treat grievous blood-based disorders with significant unmet need. GBT’s lead product candidate is voxelotor (formerly known as GBT440), an oral, once-daily therapy that modulates hemoglobin’s affinity for oxygen, which the company believes inhibits hemoglobin polymerization in sickle cell disease. To learn more, please visit www.gbt.com and follow the company on Twitter @GBT_news.

Forward-Looking Statements
Statements we make in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements, including statements regarding the therapeutic potential and safety profile of voxelotor (previously called GBT440), our ability to implement and complete our clinical development plans for voxelotor, our ability to generate and report data from our ongoing and potential future studies of voxelotor (including top-line data from Part A of our Phase 3 HOPE Study and any additional data from our ongoing HOPE-KIDs 1 Study), regulatory review and actions relating to voxelotor, and the timing of these events, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the risks that our clinical and preclinical development activities may be delayed or terminated for a variety of reasons, that results of clinical trials may be subject to differing interpretations, that regulatory authorities may disagree with our clinical development plans or require additional studies or data to support further clinical investigation of our product candidates, that drug-related adverse events may be observed in clinical development, and that data and results may not meet regulatory requirements or otherwise be sufficient for further development, regulatory review or approval, along with those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Myesha Lacy (investors)
GBT
650-351-4730
investor@globalbloodtx.com

Julie Normart (media)
Pure Communications
415-946-1087
media@globalbloodtx.com